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                     August 21, 2023

       Chris Lowthert
       Chief Financial Officer
       Starwood Real Estate Income Trust, Inc.
       2340 Collins Avenue
       Miami Beach, FL 33139

                                                        Re: Starwood Real
Estate Income Trust, Inc.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed March 17,
2023
                                                            File No. 000-56046

       Dear Chris Lowthert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Matthew Guttin